Exhibit 99.3

U.S. PHYSICAL THERAPY, INC. (“USPH”)

OBJECTIVE CASH/RSA BONUS PLAN FOR SENIOR MANAGEMENT

FOR 2022 (“OBJECTIVE BONUS PLAN”)

Purpose:  To incentivize and retain Executives eligible for this Objective Cash/RSA Bonus Plan to achieve certain corporate earnings criteria and reward Executive Officers of USPH when such criteria are achieved, and to align the long-term interests of Executives and shareholders of USPH.

Effective Date:  The effective date of this Objective Bonus Plan and the establishment of performance goals and formula for the amount payable hereunder is March 14, 2022.

Eligibility:  The Executives of USPH eligible for this Objective Bonus Plan are the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”), the Chief Operating Officer – West (“COO - West”), the Chief Operating Officer East (“COO - East”), and the Executive Vice President, General Counsel and Secretary (“EVP”).

Description, Conditions and Payment Date:  Under this Objective Bonus Plan, Executives have an opportunity to receive either a “Cash Bonus” Award or to be granted a Restricted Stock Award (“RSA”) having a value at the time of the Award of up to a specified percentage of the Executive’s annual base salary for 2022 (“Base”) as Performance Awards under the 2003 Plan. The Compensation Committee of the Board of Directors of USPH (the “Compensation Committee”) will, in its sole discretion, determine the amount and type of award to be made in the first quarter of 2023. No Executive will be entitled to any type of award or have a legally binding right to an award until the Compensation Committee, in its sole discretion, determines an award will be made, the amount and the type of award to be made.  No Executive will be entitled to elect between the Cash Bonus and RSA.  Before any Cash Bonus is made or an RSA is awarded under this Objective Bonus Plan, the Compensation Committee shall certify in writing that the performance goals have been obtained.  Any Cash Bonus award made hereunder shall be paid in a lump-sum amount, and any RSA granted, in each case no later than March 15, 2023. The Executive must be continuously employed by USPH or its affiliates from the Effective Date through December 31, 2022 to receive the Cash Bonus or an RSA.

Administration:  The Committee has authority to administer this Objective Bonus Plan, grant awards, determine whether any such awards shall be made as a Cash Bonus Award or as an RSA, and decide all questions of interpretation. The Committee shall set out the vesting and other terms of an RSA in writing. The Committee’s determinations and interpretations under this Objective Bonus Plan shall be final and binding on all persons.

Objective Bonus Calculation:  Based on 2022 USPH consolidated after-tax operating results, a non-Generally Accepted Accounting Principles measure, which equals consolidated after-tax net income (i) before charges/credits for changes in Redeemable Non-Controlling interests, and any other extraordinary items, and (ii) after the compensation expense required to be reported in 2022 related to this and all other management incentive plans. The goals and amounts payable are as follows:

2022 After-tax operating results	Potential Bonus Value CEO COOs (Compared to Base)	CFO, EVP (Compared to Base)

$41,444,797	15.0%	12.0%
$41,630,373	17.0%	13.6%
$41,838,525	19.0%	15.2%
$42,047,717	21.0%	16.8%
$42,257,956	23.0%	18.4%
$42,469,246	25.0%	20.0%
$42,681,582	28.0%	22.4%
$42,895,000	31.0%	24.8%
$43,109,475	34.0%	27.2%
$43,325,022	38.0%	30.4%
$43,541,647	42.0%	33.6%
$43,759,356	46.0%	36.7%
$43,978,154	50.0%	40.0%
$44,198,043	54.0%	43.2%
$44,419,033	58.0%	46.4%
$44,641,128	62.0%	49.6%
$44,864,334	66.0%	52.8%
$45,008,655	70.0%	56.0%

$45,314,099	75.0%	60.0%

No Trust or Fund:  There shall be no separate trust or fund for this Objective Bonus Plan. Any amount payable hereunder shall be an unfunded obligation of USPH and shall be payable out of the general assets of USPH and no amount payable shall be assignable by the participant.

All RSAs shall be granted subject to the terms of the 2003 Plan and the specific terms and conditions (including without limitation, restrictions in transfer and substantial risk of forfeiture) as determined by the Compensation Committee in its sole discretion.